                                                                    EXHIBIT 10.2

                                     REVISED
                                   EXHIBIT "E"

    2ND REVISION TO PALM DESERT NATIONAL BANK ATM CASH AGREEMENT BETWEEN PALM DESERT NATIONAL BANK AND CARDTRONICS, LP (CUSTOMER), EFFECTIVE NOVEMBER 1, 2002
                      REVISION EFFECTIVE SEPTEMBER 1, 2003

All other approved fees and expenses shall be billed to Customer along with the monthly Cash Availability Fee. Such fees shall be automatically debited on the 15th business day of the following month out of the following Customer operating account:

         Southwest Bank of Texas
         Account # 5728185
         Routing/transit #113011258

CASH SERVICE:

CUSTOMER REQUIREMENTS

         - Full analysis and approval of two (2) years' corporate financial statements and two (2) years tax returns by PDNB.

         - Articles of incorporation and other pertinent corporate documentation

         -        $  *  Certificate of Deposit with PDNB.

         - All funds, including Surcharge Income (but excluding Interchange) must settle with PDNB.

         - The Processor must be approved and instructed by PDNB only to direct account information/transactions for crediting ACM Cash and Surcharge.

         - Either a copy of Customer's ATMs Site Agreement(s) to be used with merchants or ATM owners or a letter from the merchant/owner disavowing any ownership, claim or interest in the ATM Cash as discussed in Section 6.

         - Insurance certificate adding Bank as additional insured as specified in Section 11.

SET-UP FEES - One time Fee

         -        New ATM - $  *  Fee per ATM; Conversion ATM(s) - $5.00 per
                  ATM

PER SERVICE FEES

         - Cash Delivery Fee - $ * per Cash Delivery/Visit for PDNB Cash Balancing Operations.

         - Cash Management fee - $ * per terminal per month as requested by Customer.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

MONTHLY FEES

Cost of Cash is calculated by multiplying the daily outstanding EFT cash balance in the ACM by the applicable cost of cash rate, multiplying by one and then dividing by 360. (Example: $10,000.00 x 5.50% x 1/360). The total daily calculations are added together for the number of days in the month to arrive at the total monthly cost of cash.

Prime rate will be the prime rate in effect the first day of each month.

         TIER 1 -  *

         TIER 2 -  *

         TIER 3 -  *

         TIER 4 -  *

-        Insurance: PDNB maintains insurance on outstanding cash for each ATM.
         The cost is calculated on the monthly average outstanding balance as described below with a per occurrence deductible of $2,500.00. Insurance cost for multiple ATMs in one location with an Aggregate Average Outstanding Balance in excess of $500,000 will be quoted separately; provided, however, the below quoted rates are not affected by the outstanding balance of ATM Cash in the possession of any Armored Carrier at its sorting facility or in any of its vehicles.

Average outstanding Balance     Monthly Cost   Annual Cost
---------------------------     ------------   -----------
 $1        -     $300,000             *              *

         Such insurance costs may be increased to meet increasing insurance rates, which are adjusted annually as of August. Bank will notify Customer in writing thirty (30) days in advance of such increase.

         -        Actual Cost for Armored Carrier.

-        REGULATION E AND PROCESSOR CLAIMS PROCESSING

         PLEASE INDICATE CLAIMS PROCESSING METHOD BY CHECKING THE APPROPRIATE BOX BELOW. PLEASE CHOOSE ONE METHOD FOR PROCESSING REG E CLAIMS AND ONE METHOD FOR PROCESSING PROCESSOR CLAIMS. CUSTOMER ACCEPTS THE PER SERVICE FEE ASSOCIATED WITH EACH METHOD OF CLAIMS PROCESSING.

         PROCEDURE FOR PROCESSING A REG E CLAIM:

[ ] Customer will research claims and process adjustments. Customer will forward outcome to PDNB. Armored carrier will send Journal records directly to customer. Customer will pay processor and network fees only
         - No fee to be charged to Customer by Bank for this method of claims processing.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

                                       Or

[ ] $2.50 fee per claim - Customer will research claims and forward any required information to Bank for processing of adjustment. Armored carrier will send Journal records directly to Customer. Customer will pay processor and network fees.

                                       Or

[ ] $5.00 fee per claim - Bank will research claim and forward necessary information to Customer for processing. Armored carrier will send journal records to Bank. Customer will pay processor and network fees.

                                       Or

[X] $ * fee per claim - Bank will research claims and process adjustments on behalf of Customer. Armored carrier will send journal records to Bank. Bank will forward outcome to customer. Customer will pay processor and network fees.

                         PROCEDURE FOR PROCESSOR CLAIMS:

[ ] $ * - Customer will research own processor claim and submit adjustments to their processor for their own claims. PDNB will provide transaction credit report, copy of Journal records (mailed at customer's expense) and notification letter to customer.

                                       Or

[ ] $ * fee per claim - Customer will research their own claims to process adjustments. PDNB will provide transaction credit report, and notification letter to customer.

                                       Or

[X] $ * fee per claim - Bank will research processor claims and customer will submit adjustments to their processor. PDNB will provide transaction credit report, copy of Journal records (mailed at customer's expense) and letter to customer.

                                       Or

[ ] $ * fee per claim - Bank will research processor claims and submit adjustments to the processor.

         NOTE: If PDNB does not receive journal records from armored carrier, PDNB will send claim letter and transaction credit report to customer and bill the customer for the shortage.

All other fees as agreed to in advance that are the result of this service.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

CARDTRONICS, LP                                  PALM DESERT NATIONAL BANK

By: /s/ Michael H. Clinard                       By: /s/ Mark J. Holland
   -----------------------------                     ---------------------------
Name: Michael H. Clinard                         Name: Mark J. Holland
Title: Chief Operating Officer                   Title: Senior Vice President
Date: 9/16/03                                    Date: 9/19/03